EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Terra Tech Corp

Irvine, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 16, 2018 relating to the consolidated financial statements as of and for the year ended December 31, 2017 appearing in Form 10-K for the year ended December 31, 2018.

Sacramento, California

October 4, 2019